EXHIBIT 99.1

CONTACTS

EpiCept Corporation: 777 Old Saw Mill River Road Tarrytown, NY 10591 Robert W. Cook (914) 606-3500 rcook@epicept.com	Investors: Lippert/Heilshorn & Associates Kim Sutton Golodetz (212) 838-3777 kgolodetz@lhai.com or Bruce Voss (310) 691-7100 bvoss@lhai.com

Media: Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EPICEPT ANNOUNCES POSITIVE RESULTS FROM PHASE IIb TRIAL FOR EPICEPTTM NP-1

ALL PRIMARY ENDPOINTS MET, EFFICACY SUPERIOR TO PLACEBO, EQUIVALENT TO GABAPENTIN

TARRYTOWN, N.Y. (January 27, 2009) – EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) announced today positive results from its Phase IIb randomized, double blind, placebo controlled non-inferiority trial of its prescription topical analgesic EpiCeptTM NP-1 Cream in post-herpetic neuralgia (PHN). The trial met its primary endpoints and demonstrated a favorable safety profile compared with gabapentin.

The 360 patient, active comparator trial compared the efficacy and safety of NP-1 against both gabapentin and placebo. The first primary endpoint was the change in pain intensity over the four week duration of the trial. The data demonstrated that NP-1 achieved statistically significant superior efficacy compared with placebo (p=0.024). An additional primary endpoint, to demonstrate that NP-1 was not inferior to gabapentin in reducing pain, was also met. A key secondary endpoint measured in the trial from a responder analysis indicated that 63% of patients in the NP-1 treatment arm achieved a reduction in pain scores of at least 30%, significantly higher than that of patients in the placebo arm (p=0.033). Top-line data results further indicate that NP-1 achieved a superior safety profile when compared with gabapentin, especially with regard to dizziness and somnolence, as evaluated by the reporting of adverse events.

“These positive data further demonstrate the significant potential of NP-1 to provide long-term relief to patients affected by the pain of peripheral neuropathies, a condition which afflicts more than 15 million people in the U.S. alone. We are particularly pleased in this study to demonstrate that NP-1 has at least equivalent efficacy to the unit market leader, gabapentin,” stated Jack Talley, President and Chief Executive Officer of EpiCept. “With about $3 billion spent annually in the U.S on neuropathic pain therapeutics, the market potential for an effective treatment for this indication is considerable. We expect these highly positive results will facilitate our efforts to find an attractive partner to help conduct the Phase III trials for NP-1.”

The PHN trial is one of three trials recently completed or currently ongoing that is studying the effects of NP-1 on various indications within peripheral neuropathy and which are intended to broaden NP-1’s potential labeling for the treatment of peripheral neuropathies. In February 2008, EpiCept reported encouraging results from a Phase II trial for NP-1 in Diabetic Peripheral Neuropathy (DPN), which the Company believes support the advancement of NP-1 to a pivotal trial. A trial in chemotherapy-induced peripheral neuropathy (CPN) is also currently being conducted by the National Cancer Institute (NCI)-funded Community Clinical Oncology Program.

About EpiCept NP-1

EpiCept NP-1 is a prescription topical analgesic cream designed to provide effective, long-term relief from the pain of peripheral neuropathies. Peripheral neuropathies are medical conditions caused by damage to the nerves in the peripheral nervous system. The peripheral nervous system includes nerves that run from the brain and spinal cord to the rest of the body. Peripheral neuropathies are associated with conditions that injure peripheral nerves, including herpes zoster, or shingles, diabetes, chemotherapy, HIV and other diseases. Peripheral neuropathies can also be caused by trauma or may result from surgical procedures. EpiCept NP-1 Cream is a patented formulation containing two FDA-approved drugs, amitriptyline (a widely-used antidepressant) and ketamine (an NMDA antagonist that is used as an anesthetic).

About EpiCept Corporation

EpiCept is focused on unmet needs in the treatment of cancer and pain. The Company's broad portfolio of pharmaceutical product candidates includes Ceplene®, a cytokine immunomodulator that recently received marketing authorization in Europe for the remission maintenance of AML patients, and several pain therapies in clinical development. Two oncology drug candidates currently in clinical development that were discovered using in-house technology have also been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on EpiCept's current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that we may not realize our anticipated cost savings, the risks associated with the adequacy of our existing cash resources, our need to raise additional financing to continue to meet our capital needs and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements or that we may default on our loans or that our lenders may declare the Company in default or that our secured lender would seek to sell our assets, the risk that the Company's securities may be delisted by The Nasdaq Capital Market or the OMX Nordic Exchange and that any appeal of the delisting determination may not be successful, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the U.S. or Canada, the risk that Ceplene® will not be launched in Europe in the first half of 2009 or achieve significant commercial success, the risk that we are unable to find a suitable marketing partner for Ceplene® on attractive terms, a timely basis or at all, the risk that any required post-approval clinical study will not be successful, the risk that EpiCept will not be able to maintain its final regulatory approval or marketing authorization, the risk that Myriad's development of Azixa™ will not be successful, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that we will not be able to find a buyer for our ASAP technology, the risk that clinical trials for NP-1 or EPC-2407 will not be successful, the risk that NP-1 or EPC-2407 will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for NP-1 on attractive terms or a timely basis at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our other product candidates, the risks associated with our dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in EpiCept's periodic reports, including its reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in EpiCept's filings, which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

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EPCT-GEN

*Azixa is a registered trademark of Myriad Genetics, Inc.